+--------+                                      /------------------------------/
| FORM 3 |                                      /        OMB APPROVAL          /
+--------+                                      /------------------------------/
                                                / OMB Number:        3235-0104 /
[_] Check this box if no longer                 / Expires:  September 30, 1998 /
    subject to Section 16. Form 4 or            / Estimated average burden     /
    Form 5 obligations may continue.            / hours per response...... 0.5 /
    See Instruction 1(b).                       /------------------------------/



               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

    Hunziker                      Hans                              Jorg
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        (Last)                      (First)                        (Middle)

    c/o FlightTechnics, LLC
    520 West Palmdale Blvd., Suite C-1
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                                   (Street)

     Palmdale                         CA                            93551
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        (City)                      (State)                           (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)              11/30/00
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3.  IRS or Social Security Number of Reporting Person
    (Voluntary)
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4.  Issuer Name and Ticker or Trading Symbol  Willis Lease Finance Corporation
                                                   (WLFC)
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    _X_ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)


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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint Group Filing (Check Applicable Line)

    __X_ Form Filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of        2. Amount of         3. Ownership Form:  4. Nature of
   Security           Securities Bene-     Direct (D) or       Indirect Bene-
   (Instr. 3)         ficially Owned       Indirect (I)        ficial Ownership
                      (Instr. 4)           (Instr. 5)          (Instr. 5)
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
Common stock, par
value $0.01 per share       None.                 N/A                N/A
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
* If the form is filed by more than one reporting person, see instruction
4(b)(v).                                                                (Over)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        Indirect
                                  Expiration       (Instr. 4)                          Exercise        Derivative     Beneficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or
                              ----------------------------------------------------     Security        Indirect (I)
                               Date      Expira-                        Amount                         (Instr. 5)
                               Exer-     tion            Title          or
                               cisable   Date                           Number
                                                                        of
                                                                        Shares
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
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

Explanation of Responses:




                             /s/ Hans Jorg Hunziker                  12/08/00
                             ------------------------------------------------
                             Hans Jorg Hunziker                     Date
                             **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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